Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated March 27, 2007, on the consolidated financial statements of O2Diesel Corporation included in its Annual Report (Form 10-KS B) as of December 31, 2006 and for the year then ended and for the period October 14, 2000 (inception) through December 31, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement on Form S-3.

/s/ MAYER HOFFMAN MCCANN P.C.

MAYER HOFFMAN MCCANN P.C.
Plymouth Meeting, Pennsylvania
October 17, 2007